Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Adverum Biotechnologies, Inc. for the registration of up to $200,000,000 of its common stock, preferred stock, debt securities and warrants, either individually or in combination, and to the incorporation by reference therein of our report dated March 18, 2024, with respect to the consolidated financial statements of Adverum Biotechnologies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

March 21, 2024